Exhibit 10.1

COLDWATER CREEK INC.

SUMMARY OF NON-MANAGEMENT DIRECTOR COMPENSATION

Board Membership

Annual Retainer— $75,000, comprised of:

$50,000 in cash

$25,000 annual RSU grant1

Initial grant for new board members:

Stock options to purchase 20,000 shares2

Committee Membership Annual Retainers

Audit Committee Chair —$30,000

Compensation Committee Chair —$15,000

Nominating and Corporate Governance Committee Chair—$15,000

Committee membership—$5,000

Meeting Fees:

Board:
One hour or more:	$3,000
Under one hour:	$1,000
Committee:
One hour or more:	$2,000
Under one hour:	$500

[1]	On the date of each Annual Stockholders Meeting each individual who is to continue to serve as a non-employee director will be automatically granted RSU’s based on fair market value as of that date, provided such individual has served as a non-employee director for at least 90 days. The RSUs will vest upon the completion of one year of board service from grant date. These RSUs will be granted under the Company’s Amended and Restated Stock Option/Stock Issuance Plan.

[2]	Exercise price will be equal to fair market value on grant date. Vesting will occur in one installment after completion of 3 years of Board service as measured from the grant date. These options will be granted under the Company’s Amended and Restated Stock Option/Stock Issuance Plan.